Registration  No.  33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         OTISH MOUNTAIN DIAMOND COMPANY
                        ---------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                                        98-0218688
-------------------------------              -----------------------------------
(STATE  OR  OTHER  JURISDICTION              (IRS  EMPLOYER IDENTIFICATION  NO.)
       OF  INCORPORATION)


ONE  PENN  PLAZA,  SUITE  3600,  250  WEST  34TH  STREET,  NEW  YORK,  NEW  YORK
--------------------------------------------------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                      10119
                                      -----
                                   (ZIP CODE)


                           STOCK ISSUANCE PURSUANT TO
                          2004 CONSULTING SERVICES PLAN
                        --------------------------------
                            (FULL TITLE OF THE PLAN)


                                                         COPY  TO:
MASSIMILIANO  POZZONI                         DAVID  M.  LOEV,  ATTORNEY  AT LAW
OTISH  MOUNTAIN  DIAMOND  COMPANY             2777  ALLEN  PARKWAY
ONE  PENN  PLAZA,  SUITE  3600                SUITE  1000
250  WEST  34TH  STREET                       HOUSTON,  TEXAS  77019
NEW  YORK,  NEW  YORK  10119                  (713)  524-4110
(212)  849-6849
NAME,  ADDRESS  AND  TELEPHONE
(NUMBER  OF  AGENT  FOR  SERVICE)


     APPROXIMATE DATE OF PROPOSED SALES PURSUANT TO THE PLAN: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.



                                    CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES           AMOUNT TO BE    PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
TO BE REGISTERED               REGISTERED    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
                                                  SHARE (1)               PRICE              FEE
-----------------------------  ----------  --------------------  -------------------  -------------
Common Stock, $.001 par value     300,000   $        0.63         $        189,000     $     15.29
-----------------------------  ----------  --------------------  -------------------  -------------

(1)     Calculated  in  accordance  with  Rule  457(c)  solely  for  the purpose of determining the registration  fee.  The  offering  price  is based on the last sale price as reported on the Nasdaq
Electronic Bulletin Board as of January 20, 2004.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM  1.     PLAN  INFORMATION

     Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM  2.     REGISTRATION  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

     Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

     (a) The Annual Report of Otish Mountain Diamond Company (formerly First Cypress Technologies, Inc. (the "Company") on Form 10-KSB filed on April 25, 2003, for the fiscal year ended December 31, 2002 which includes audited financial statements as of the fiscal years ended December 31, 2002 and 2001.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

ITEM  4.     DESCRIPTION  OF  SECURITIES

COMMON  STOCK

     GENERAL.  The  Company  is authorized to issue 500,000,000 shares of Common
Stock,  $.001  par  value  per  share.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock having preference over the Common Stock as discussed below under the heading "Material Limitation or Qualification". The holders of the Common Stock as such have no conversion, sinking fund, cumulative, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

     VOTING RIGHTS. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

     DIVIDEND POLICY. During the last two fiscal years, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

     MATERIAL LIMITATION OR QUALIFICATION. The Company is authorized to issue 1,000,000 shares of Series A Preferred Stock , $.001 par value per share. Each outstanding share of Series A Preferred Stock is entitled to fifteen (15) votes. The Company issued all 1,000,000 shares of Series A Preferred Stock to Phillip Buschmann, the Company's former President. Mr. Buschmann, voting only the Series A Preferred Stock, has 15,000,000 votes out of a total of 30,107,750 votes (or 49.8%) prior to the issuance of the Common Stock pursuant to this Registration Statement. Mr. Buschmann will have 49.3% voting power subsequent to the issuance of Common Stock pursuant to this Registration Statement. Mr. Buschmann, voting only the Series A Preferred Stock, currently controls the Company and will continue to do so subsequent to the issuance of Common Stock pursuant to this Registration Statement.

ITEM  5.     INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL

     Not  applicable

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The Company's Bylaws provide that the Company shall indemnify its officers and directors to the extent permitted by Nevada law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

     The provisions regarding indemnification provide, in essence, that the Company will indemnify its officers and directors against all expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of their status as officers or directors of the Company. The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the officer or director received a benefit in money, property or services to which the officer or director is not legally entitled.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED

     Not  applicable.

ITEM  8.     EXHIBITS

4.1     Consulting  Services  Agreement  with  Maris  Lee  McCance  Price
5.1 Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered
23.1    Consent  of  David  M.  Loev, Attorney at Law (included in Exhibit 5.1)
23.2    Consent  of  BDO  Dunwoody  LLP,  Chartered  Accountants
23.3    Consent  of  Pollard-Kelley  Auditing  Services,  Inc.

ITEM  9.     UNDERTAKINGS

     (a)     The  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 21, 2004.



     OTISH  MOUNTAIN  DIAMOND  COMPANY


     BY:     /s/  Massimiliano  Pozzoni
             --------------------------
            Massimiliano  Pozzoni,  Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURES                          TITLE                       DATE
     ----------                          -----                       ----

/s/  Massimiliano  Pozzoni    Chief  Executive  Officer,      January  21,  2004
--------------------------    President,  Principal Financial
Massimiliano  Pozzoni         and  Accounting Officer  and
                              Director

/s/  Ben  Carter              Director                        January  21,  2004
----------------
Ben  Carter

/s/  Jim  Chapman             Director                        January  21,  2004
-----------------
Jim  Chapman

EXHIBIT 4.1

                          CONSULTING SERVICES AGREEMENT

     This Consulting Services Agreement ("Agreement"), dated January 7, 2004 (the "Effective Date"), is made by and between Maris Lee McCance Price, an individual ("Consultant"), whose address is 12 Gloucester Terrace, London, United Kingdom and Otish Mountain Diamond Company, a Nevada corporation ("Client"), having its principal place of business at One Penn Plaza, Suite 3600, 250 West 34th Street, New York, New York 10119.

     WHEREAS, Consultant has extensive background, knowledge, contacts and expertise in the areas of finance and mergers and acquisitions;

     WHEREAS, Client is currently a publicly held corporation with its common stock shares trading on the OTC Bulletin Board under the ticker symbol "OMDC";

     WHEREAS, Consultant desires to be engaged by Client to provide merger and acquisition consulting services to the Client on the terms and subject to the conditions set forth herein; and

     WHEREAS, Client desires to engage Consultant to provide merger and acquisition consulting services to the Client on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration for those services Consultant provides to Client, the parties agree as follows:

1.     SERVICES OF CONSULTANT.

     Consultant agreed to perform for Client merger and acquisition consulting services. As such Consultant has provided and will provide bona fide Services to Client. The Services to be provided by Consultant will not be in connection with the offer or sale of securities in a capital-raising transaction, and will not directly or indirectly promote or maintain a market for Client's securities.

2.     CONSIDERATION.

     Client agrees to pay Consultant, as his fee and as consideration for Services provided, Three Hundred Thousand (300,000) shares of S-8 free trading common stock in Client ("Shares" or "Fee"). Within thirty (30) days after the Effective Date, Client will cause to be filed with respect to the Shares a Form S-8 Registration Statement with the SEC including any amendments thereto necessary to cause such Form S-8 to become effective. Shares are due and payable immediately upon the effectiveness of the Form S-8 Registration Statement with the SEC and with any appropriate state's securities administrator.

3.     CONFIDENTIALITY.

     Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

4.     LATE PAYMENT.

     Client shall pay to Consultant all Shares within fifteen (15) days of the due date. Failure of Client to finally pay any Shares within fifteen (15) days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance of the Services provided by Consultant and will be sufficient cause for immediate termination of this Agreement by Consultant. Any such suspension will in no way relieve Client from payment of Shares, and, in the event of collection enforcement, Client shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, courts costs, and collection agency fees.

5.     INDEMNIFICATION.

(A)     CLIENT.

     Client agrees to indemnify, defend, and shall hold harmless Consultant and/or his agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Client's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Client, or any Client Content to be provided by Client and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patients, copyrights, trademarks, trade secrets, and/or licenses.

(B)     CONSULTANT.

     Consultant agrees to indemnify, defend, and shall hold harmless Client, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(C)     NOTICE.

     In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.     LIMITATION OF LIABILITY.

     Consultant shall have no liability with respect to Consultant's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if Consultant has been advised of the possibility of such damages. In any event, the liability of Consultant to Client for any reason and upon any cause of action, regardless of the form in which the legal or equitable action may be brought, including, without limitation, any action in tort or contract, shall not exceed ten percent (10%) of the fair market value of the Shares determined at the time such Shares were paid.

7.     TERMINATION AND RENEWAL.

(A)     TERM.

     This Agreement shall become effective on the date written above and shall terminate one (1) year thereafter (the "Term"). Unless otherwise agreed upon in writing by Consultant and Client, this Agreement shall not automatically be renewed beyond its Term.

(B)     TERMINATION.

     Either party may terminate this Agreement on thirty (30) calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.

(C)     TERMINATION  AND  PAYMENT.

     Upon any termination or expiration of this Agreement, Client shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Client any and all outstanding Services due through the termination or expiration date of this Agreement.

8.     MISCELLANEOUS.

(A)     INDEPENDENT  CONTRACTOR.

     This Agreement establishes an "independent contractor" relationship between Consultant and Client.

(B)     RIGHTS  CUMULATIVE;  WAIVERS.

     The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(C)     BENEFIT;  SUCCESSORS  BOUND.

     This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns, except that performance of the Services to be provided by Consultant under this Agreement are of a personal nature and the obligation(s) to perform the Services will not be assignable or delegable in whole or in part unless the person to whom the obligation to perform the Services is assigned or delegated is Consultant's employee or independent contractor.

(D)     ENTIRE  AGREEMENT.

     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(E)     ASSIGNMENT.

     Neither this Agreement nor any other benefit or obligation to accrue hereunder shall be assigned, transferred or delegated by either party, either in whole or in part, without the written consent of the other party, and any purported assignment, transfer or delegation in violation hereof shall be void.

(F)     AMENDMENT.

     This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

(G)     SEVERABILITY.

     Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(H)     SECTION  HEADINGS.

     The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(I)     CONSTRUCTION.

     Unless the context otherwise requires, when used herein the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(J)     FURTHER  ASSURANCES.

     In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(K)     NOTICES.

     Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a) United States mail, postage prepaid; or b) Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

To Client:                            To Consultant:

Massimiliano Pozzoni, CEO             Maris Lee McCance Price
Otish Mountain Diamond Company        12 Gloucester Terrace
One Penn Plaza, Suite 3600            London
250 West 34th Street                  United Kingdom
New York, New York 10019

(L)     GOVERNING  LAW.

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws, rules or principles. Each of the parties consent to the exclusive jurisdiction of the federal courts of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(M)     CONSENTS.

     The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

(N)     SURVIVAL  OF  PROVISIONS.

     The provisions contained in paragraphs 3, 5, 6, and 8 of this Agreement shall survive the termination of this Agreement

(O)     EXECUTION  IN  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

(P)     FAXED  COPIES.

     For purposes of this Agreement, a faxed signature will constitute an original signature.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

OTISH MOUNTAIN DIAMOND COMPANY


By: /S/ Massimiliano Pozzoni
    ---------------------------
     Massimiliano Pozzoni, CEO


MARIS LEE MCCANCE PRICE


/S/ Maris Lee McCance Price
-----------------------------------
Maris Lee McCance Price, Consultant

EXHIBIT 5.1


                         DAVID M. LOEV, ATTORNEY AT LAW
                         2777 ALLEN PARKWAY, SUITE 1000
                                HOUSTON, TX 77019
                               713-524-4110 PHONE
                             713-524-4122 FACSIMILE

January  21,  2004


Otish  Mountain  Diamond  Company
One  Penn  Plaza,  Suite  3600
250  West  34th  Street
New  York,  New  York  10119

Re:     Form  S-8  Registration  Statement

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Otish Mountain Diamond Company, formerly "First Cypress Technologies, Inc. (the "Company"), covered by a Form S-8 Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

     - 300,000 shares (the "Shares") of common stock, $.001 par value issuable pursuant to the 2004 Consulting Services Plan.

In connection with this opinion, I have examined the corporate records of the Company, including the Company's Articles of Incorporation, Bylaws, and the Minutes of its Board of Directors and Shareholders meetings, the consulting agreement, the Registration Statement, and such other documents and records as I deemed relevant in order to render this opinion.

Based on the foregoing, it is my opinion that, after the Registration Statement becomes effective and the Shares have been issued and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding this firm and use of my name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

     Sincerely,


     /s/  David  M.  Loev,  Attorney  at  Law

EXHIBIT 23.2


Otish Mountain Diamond Company
(formerly First Cypress Technologies, Inc.)
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 16, 2003, relating to the financial statements of Otish Mountain Diamond Company (formerly First Cypress Technologies, Inc.) appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/  BDO Dunwoody LLP
BDO Dunwoody LLP
Vancouver, Canada

January 20, 2004

EXHIBIT 23.3


Consent of Independent Auditors

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Otish Mountain Diamond Company (formerly First Cypress Technologies, Inc.) of our report dated December 29, 2003 which appears in the Registrant's Form 8-K/A filed on January 1, 2004.

Pollard-Kelley Auditing Services, Inc.
Auditing Services
3250 West Market St, Suite 307
Fairlawn, OH 44333
330-864-2265